Exhibit 5.1

___	DMAW Lawyers Pty Ltd
Level 10, 81 Flinders Street
Adelaide South Australia 5000
ABN 26 169 621 194

dmawlawyers.com.au

17 August 2022

Reference no. 210234 / 3907932

Integrated Media Technology Limited

Level 7

420 King William Street

ADELAIDE SOUTH AUSTRALIA 5000

AUSTRALIA

Dear Directors,

Integrated Media Technology Limited ACN 132 653 948 (Company)

We are lawyers qualified to practice in Australia and have acted as Australian legal advisers to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (Registration Statement) filed with the Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended (Securities Act), relating to the Company's Employee Share Option Plan (ESOP).

We provide this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) and the Registration Statement. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not verified, and our opinion is qualified by the matters in Schedule 3.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of Australia:

1.	The Company is duly incorporated with limited liability and is validly existing and in good standing under the laws of Australia.

2.	The issue and allotment of options as contemplated by the ESOP, and the issue of shares upon conversion of the options, once duly authorised by a resolution of the Company’s board, will be valid.

This opinion is confined to the matters expressly referred to in this letter and given based on the laws of Australia as they are in force and applied by the Australian courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters referred to in this letter and must not be construed as extending to any other matter or document not referred to in this letter.

Liability limited by a scheme approved under professional standards legislation.

This opinion must be construed in accordance with the laws of Australia.

Yours faithfully

/s/ DMAW Lawyers Pty Ltd
DMAW Lawyers Pty Ltd

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Schedule 1

List of Documents and Records Examined

1.	Certificate of Registration on Change of Name dated 12 October 2016.

2.	Constitution of the Company.

3.	Current Organisation Extract from the Australian Securities and Investment Commission’s (ASIC) database under section 1274A of the Corporations Act 2001 of Australia (Corporations Act) on 5 August 2022.

4.	A copy of the Rules of Employee Share Option Plan for the Company.

5.	The Registration Statement.

(1 to 3 above are the Corporate Documents, together with 4 and 5, the Documents)

Schedule 2

Assumptions

1.	Copies documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2.	All matters required by law to be recorded in the Corporate Documents are so recorded, and all facts expressed in or implied thereby are accurate and complete.

3.	The Constitution remains in full force and effect and is otherwise unamended.

4.	The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5.	Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement. There is no contractual prohibition (other than as arising under Australian law) binding on the Company prohibiting it from issuing the Securities.

Schedule 3

Qualifications

1.	We express no opinion in relation to provisions referring to foreign statutes in the Registration Statement.

2.	Except as specifically stated in this letter, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments referred to in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3.	The Company will be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Corporations Act have been paid.

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